SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the
United States District Court for the
District of Maryland. The lawsuits
were purportedly filed on behalf of
people who purchased, owned and/or
redeemed shares of Federated-sponsored
mutual funds during
specified periods beginning November 1,
1998. The suits are generally similar
in alleging that Federated
engaged in illegal and improper trading
practices including market timing and
late trading in concert with
certain institutional traders, which
allegedly caused financial injury to the mutual fund shareholders.
These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the
New York State Attorney General ("NYAG"), and other authorities. In that regard, on November 28,
2005, Federated announced that it had
reached final settlements with the SEC
and the NYAG with respect
to those matters. Specifically, the SEC
and NYAG settled proceedings against
three Federated
subsidiaries involving undisclosed
market timing arrangements and late
trading. The SEC made findings:
that Federated Investment Management
Company ("FIMC"), an SEC-registered
investment adviser to
various Funds, and Federated Securities
Corp., an SEC-registered broker-dealer
and distributor for the
Funds, violated provisions of the
Investment Advisers Act and Investment
Company Act by approving,
but not disclosing, three market timing
arrangements, or the associated conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board; and that Federated Shareholder Services Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the
Investment Company Act. The NYAG found that such conduct violated provisions of New York
State
law. Federated entered into the settlements without admitting or denying the regulators' findings. As
Federated previously reported in 2004, it has already paid approximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund's directors are independent of Federated,
(ii) the chairman of each such
fund is independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in
Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "About
Us" section of Federated's website at
FederatedInvestors.com.
Federated and various Funds have also
been named as defendants in several
additional lawsuits, the
majority of which are now pending in
the United States District Court for the
Western District of
Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The board of the Funds has retained the law firm of Dickstein Shapiro LLP to represent the Funds in these lawsuits. Federated and the Funds, and their respective counsel, are reviewing the allegations and intend to defend this litigation. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain.
Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.